Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-238230) of Alector, Inc., and

(2)	Registration Statement (Form S-8 No. 333-237369) pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Alector, Inc.,

of our reports dated February 25, 2021, with respect to the consolidated financial statements of Alector, Inc. and the effectiveness of internal control over financial reporting of Alector, Inc. included in this Annual Report (Form 10-K) of Alector, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

San Jose, California

February 25, 2021

A member firm of Ernst & Young Global Limited

A member firm of Ernst & Young Global Limited